Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

METLIFE CONFIRMS FIRST QUARTER 2021
SERIES A PREFERRED STOCK DIVIDEND

NEW YORK, March 5, 2021 — MetLife, Inc. (NYSE: MET) today announced that it has confirmed its previously announced declaration of the first quarter 2021 dividend of $0.25000000 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA).

The New York Stock Exchange has not yet set an ex-dividend date for the Series A preferred stock. Following this confirmatory announcement, the New York Stock Exchange will set an ex-dividend date for the Series A preferred stock. The dividend will be payable March 15, 2021, to shareholders of record as of Friday, February 26, 2021, due to the record date occurring on Sunday, February 28, 2021.

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For Media:
Meredith Hyland
212-578-9415
Meredith.Hyland@metlife.com

For Investors:
John Hall
212-578-7888
John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.